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                                                                  EXHIBIT (A)(4)

                         [MESIROW FINANCIAL LETTERHEAD]

November 26, 1996
Board of Directors
Milgray Electronics, Inc.
77 Schmitt Boulevard
Farmingdale, New York 11735

Gentlemen:

     Milgray Electronics, Inc. ("Milgray" or the "Company") proposes to enter into an agreement with Bell Industries, Inc. ("Bell") and ME Acquisition, Inc., a wholly owned subsidiary of Bell (the "Purchaser") pursuant to which the Purchaser will make a tender offer for all of the issued and outstanding shares of common stock of the Company ("Common Stock"), after which the Purchaser will be merged with and into the Company. The offer is expected to commence on or around December 4, 1996, and the price per share offered to holders of Common Stock of the Company is expected to be $14.77, net to the sellers in cash for each share of Common Stock that is purchased, or at the effective time of the merger. You have asked Mesirow Financial, Inc. ("Mesirow") to render its opinion (the "Opinion") as to whether or not the proposed consideration to be received by the holders of the Common Stock in the proposed transaction is fair, from a financial point of view, to such shareholders.

In connection with rendering the Opinion we have, among other things:

          (i) reviewed the latest draft, dated November 9, 1996, of the Agreement and Plan of Merger;

          (ii) reviewed the latest available schedules provided by Milgray and the Purchaser pursuant to the Agreement and Plan of Merger;

          (iii) reviewed Milgray's annual reports on Form 10-K and annual reports to shareholders for the years ended September 30, 1993, 1994, and 1995, quarterly reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996, and June 30, 1996 and certain other filings with the Securities and Exchange Commission made by Milgray, including proxy statements;

          (iv) reviewed the current and historical market prices and trading data for Milgray Common Stock;

          (v) reviewed certain non-public information relating to Milgray including monthly internal financial statements for the year ended September 30, 1996;

          (vi) reviewed financial forecasts and projections for Milgray prepared by the senior management of Milgray for the years ended September 30, 1997 through September 30, 2001;

          (vii) reviewed certain publicly available information, including research reports concerning certain other companies engaged in businesses which we believed to be comparable to Milgray and the trading markets for certain of such companies' securities;

          (viii) reviewed the financial terms of certain recent mergers and acquisitions which we believed to be relevant;

          (ix) conducted discussions with Herbert S. Davidson, President and Chairman of the Board, Richard Hyman, a Director and Executive Vice President and Vice President-Sales/Marketing, and John Tortorici, Vice President-Finance, Treasurer and Assistant Secretary concerning their business and operations, assets, present conditions, and future prospects;

          (x) conducted discussions with a representative from the Company's independent certified public accountants, Grant Thornton LLP; and
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          (xi) performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as we deemed, in our sole judgment, to be necessary, appropriate or relevant to render our opinion.

     In arriving at our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of the information obtained from public sources or provided to us by the Company. In addition, we have assumed that Milgray's forecasts and projections furnished to us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial condition and operating results of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

     Our opinion is necessarily based upon general economic, financial, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of, or merging with, or into, the Company.

     Mesirow is a full service securities firm and, therefore, in the ordinary course of our trading and brokerage activities, Mesirow or any of our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in securities of Milgray or Bell. Mesirow will receive a fee for rendering this opinion.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be offered to the holders of the Common Stock of Milgray is fair, from a financial point of view, to such holders.

     This opinion is for the use and benefit of the Board of Directors of the Company and may not be reproduced, summarized, described or referred to or given to any other person except in connection with the Company's initial public announcement of the proposed merger, Schedule 14D-9 and any amendment thereof, or proxy statement regarding the merger.

Very truly yours,

MESIROW FINANCIAL, INC.
Mesirow Financial, Inc.